Exhibit 10.17

ORACLE CORPORATION

DIRECTORS’ STOCK UNIT AWARD NOTICE

THIS AWARD IS NOT TRANSFERABLE

Participant:	Number of Shares:
Address:

Grant Date:

Oracle Corporation, a Delaware corporation (the “Company”), hereby grants to the Director named above (“Participant”) an award of stock units (this “Award”) pursuant to which the Participant may acquire the number of shares of Common Stock of the Company set forth above (the “Shares”), subject to all of the terms and conditions set forth in the attached Directors’ Stock Unit Terms and Conditions (“RSU Terms and Conditions”) and incorporated herein by reference (which, together with this page, shall constitute the “Award Terms”), and subject to the terms and conditions of the Company’s Amended and Restated 1993 Directors’ Stock Plan (the “Plan”). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Plan or the RSU Terms and Conditions.

Subject to the terms and conditions of the Plan and the Award Terms, this Award shall vest and become payable in increments on each “Vest Date” specified below.

Exercisable on or after:

(“Vest Date”)	Number of Shares

The Company and Participant hereby agree to the Award Terms.

ORACLE CORPORATION	PARTICIPANT

(Authorized Signature)	(Participant Signature)
Name:	Name:
Title:	Dated:
(mm/dd/yyyy)

ORACLE CORPORATION

AMENDED AND RESTATED

1993 DIRECTORS’ STOCK PLAN

DIRECTORS’ STOCK UNIT

TERMS AND CONDITIONS

1.	Grant. Oracle Corporation (the “Company”) has granted to the Director (the “Participant”) named in the applicable Directors’ Stock Unit Award Notice (the “Notice”) the number of stock units set forth in the Notice (the “Award”) under the Company’s Amended and Restated 1993 Directors’ Stock Plan (the “Plan”). This Award is subject to the Award Terms and the Plan. In the event of a conflict between the terms of the Plan and the Award Terms, the terms of the Plan shall govern. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan or the Notice.

2.	Company’s Obligation to Pay. Each stock unit represents the right to receive a share of Common Stock (a “Share”) on the date the stock unit vests. Unless and until the stock units have vested in accordance with Section 3, Participant will have no right to settlement of any such stock units. Prior to the actual settlement of any vested stock units, such stock units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.	Settlement of the Award. This Award will be settled on the date(s) the stock units vest or as soon thereafter as administratively practicable, but in any event within a period of sixty (60) days following the applicable vesting date. At the time of settlement, Participant will receive one whole Share for each vested stock unit. The Company may, at its sole discretion, substitute an equivalent amount of cash if the distribution of Shares is not reasonably practicable due to the requirements under applicable law, in which case, the amount of cash will be determined on the basis of the Fair Market Value of the Common Stock on the applicable vesting date.

4.	No Rights as Stockholder. The stock units underlying this Award do not carry voting rights or rights to cash dividends. Participant shall have no rights as a stockholder of the Company unless and until the stock units are settled by issuing Shares to the Participant.

5.	Termination of Award. Notwithstanding any contrary provision of these RSU Terms and Conditions, if Participant ceases to be a Director for any or no reason, any stock units that have not vested and Participant’s right to acquire any Shares hereunder will immediately terminate. The Committee shall have discretion to determine whether Participant has ceased to serve as a Director and the effective date on which such service terminated.

6.	Changes in Capitalization; Change of Control.

a)	Adjustment of Shares. In the event that the number of outstanding Shares is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of stock units subject to this Award shall be proportionately adjusted, subject to any required action by the Board or stockholders of the Company and compliance with applicable securities laws; provided, however, that no certificate or scrip representing fractional Shares shall be issued and any resulting fractions of a Share shall be ignored.

b)	Change of Control. In the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation (other than a merger with a wholly-owned subsidiary or where there is no substantial change in the stockholders of the Company and the obligations of the Company under the Plan are assumed by the successor corporation), the sale of substantially all of the assets of the Company, or any other transaction described under Section 424(a) of the U.S. Internal Revenue Code (the “Code”) wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition of all or substantially all of the outstanding shares of the Company), this Award shall accelerate and become vested in full prior to the consummation of such dissolution, liquidation, merger or sale of assets.

c)	Acceleration Upon Unfriendly Takeover. Notwithstanding anything in Section 6(b) hereof to the contrary, if fifty percent (50%) or more of the outstanding voting securities of the Company become beneficially owned (as defined in Rule 13d-3 promulgated by the Securities and Exchange Commission) by a person (as defined in Section 2(2) of the Securities Act and in Section 13(d)(3) of the Exchange Act) in a transaction or series of transactions expressly disapproved by the Board, then this Award shall automatically and immediately accelerate and become vested in full.

7.	Compliance with Laws and Regulations. The issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal, state, local or foreign securities and other laws and with all applicable requirements of any stock exchange or national market system on which the Common Stock may be listed at the time of such issuance or transfer.

8.	Transferability of Award. This Award may not be transferred in any manner other than (a) by will, (b) by the laws of descent and distribution, or (c) by proof to the Company’s satisfaction, in the event of Participant’s death, that the beneficiary is entitled to receive the Award.

9.	Tax Withholding. Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax (including federal, state, local and foreign tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company in its discretion to be an appropriate charge to Participant even if legally applicable to the Company (“Tax-Related Items”), is and remains Participant’s responsibility. Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or settlement of this Award, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate Participant’s liability for Tax-Related Items or to achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Company shall have the right but not the obligation to require the Participant to remit to the Company an amount of cash sufficient to satisfy any applicable federal, state or local income and employment tax withholding requirements prior to the delivery of the Shares.

If the Company determines to withhold taxes, Participant agrees that the Company may satisfy such withholding by one or a combination of the following: (1) electing to have the Company withhold from Participant’s other cash compensation paid to Participant by the Company; (2) electing to have the Company withhold from proceeds of the sale of Shares acquired upon vesting of the Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on

Participant’s behalf pursuant to this authorization); or (3) electing to have the Company withhold Shares otherwise issuable upon settlement of the Award. If the obligation for the Tax-Related Items is satisfied by withholding in Shares, the Company will withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates. If the Shares are sold to cover the Tax-Related Items obligations, the Company may use other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent. Further, if the obligation for the Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested stock units underlying this Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or the proceeds from the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

10.	Entire Agreement; Interpretation. These RSU Terms and Conditions, the Plan, the prospectus relating to the Plan and the Notice constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof; these RSU Terms and Conditions are governed by Delaware law except for that body of law pertaining to conflict of laws. Participant agrees to institute any legal action or legal proceeding relating to these RSU Terms and Conditions or the Plan in state court in San Mateo County, California, or in federal court in San Francisco, California, United States of America. Participant agrees to submit to the jurisdiction of and agrees that venue is proper in the aforesaid courts in any such action or proceeding.

11.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

12.	Severability. The provisions of these RSU Terms and Conditions are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

13.	409A Disclaimer. These RSU Terms and Conditions shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify these RSU Terms and Conditions or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction in benefits payable under the Award, as the Company determines are necessary or appropriate to ensure that this Award qualifies for exemption from, or complies with the requirements of, Code Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code; provided, however, that the Company makes no representation that this Award will be exempt from, or will comply with, Section 409A of the Code, and makes no undertakings to preclude Section 409A of the Code from applying to this Award or to ensure that it complies with Section 409A of the Code. For the avoidance of doubt, Participant hereby acknowledges and agrees that the Company will have no liability to Participant or any other party if the grant, vesting or settlement of this Award and the issuance of Shares or cash or any other transaction under these RSU Terms and Conditions are not exempt from, or compliant with, Code Section 409A, or for any action taken by the Company with respect thereto.

14.	Additional Terms. The Company reserves the right to impose other requirements on Participant’s participation in the Plan to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.	Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of these RSU Terms and Conditions shall not operate or be construed as a waiver of any other provision of these RSU Terms and Conditions, or of any subsequent breach by Participant or any other participant.

These terms and conditions apply to grants made on or after May 31, 2015.